BEFORE THE NASDAQ LISTING AND HEARING REVIEW COUNCIL

                          THE NASDAQ STOCK MARKET, INC.
                          ----------------------------


In the Matter of                                            Decision

Digital Courier Technologies, Inc.
c/o Simon M. Lorne, Esq.                              Docket No. NQ 3461N-00
Munger, Tolles & Olson, LLP
355 South Grand Ave., 35th Floor
Los Angeles, CA  90071-1560                            Date: April 9, 2001

Concerning the Operations of
The Nasdaq Stock Market



         This matter was appealed by Digital Courier Technologies, Inc. (the "Company"). In a decision dated December 15, 2000, the Nasdaq Listing Qualifications Panel (the "Panel") determined to delist the Company's securities from The Nasdaq National Market for public interest concerns under NASD Rules 4300 and 4300(a)(3) and for failure to comply with the shareholder approval requirement of Rule 4350(i)(1)(C). After considering the written record in this matter, the Nasdaq Listing and Hearing Review Council (the "Listing Council") affirms the decision of the Panel on those grounds.

         The Company provides advanced e-payment services for businesses, merchants, and financial institutions.

Proceedings Below

         On October 5, 1999, the Company acquired DataBank International Ltd. ("DataBank") in exchange for 16,600,000 shares of its common stock.1 In addition, if DataBank met certain performance criteria, the Company was required to issue 13,066,000 additional shares of its common stock to the selling shareholders of DataBank (the "Earn-out Clause"). The closing price for the Company's stock on October 5, 1999 was $5.9375. Subsequently, in January 2000, the Company issued 11,427,500 shares in satisfaction of the Earn-out Clause, even though the performance criteria had not yet been met.

         On August 18, 2000, the Company announced that it had accepted the resignation of the Chairman of its board of directors, James Egide. Mr. Egide has also resigned as the Company's Chief Executive Office ("CEO") on July 20, 2000. The Company further indicated that it had "discovered the apparent existence of undisclosed interests held by certain of the Company's insiders and related parties in DataBank." 2 These interests had apparently been acquired

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1  This  number  includes  approximately  4.26  million  shares  issued  to  the shareholders of SB.com ("SB"), which was acquired by the Company in June 1999. See footnote 5, supra.

less that one year prior to the Company's purchase of DataBank at a lower price than that subsequently paid by the Company. The Company announced that it had appointed a Special Committee of disinterested directors to review the situation (the "Investigation"). The Company stated that as a result of the Investigation, which was still ongoing, approximately 8,000,000 shares of the Company's common stock had been returned to the Company by certain of the previous owners of DataBank, and that the Company had received commitments regarding the return of additional shares.

         On September 29, 2000, the Company announced that due to the ongoing internal investigation, it would require an extension of time to file its Form 10-K for the fiscal year ended June 30, 2000. The Company further indicated that the outcome of the Investigation was likely to impact its financial results for the period following the acquisition. On October 11, 2000, Nasdaq staff requested further information and halted trading in the Company's securities pending receipt of that information.3

         On October 16, 2000, the Company announced that it had completed the investigation. As a result of the Investigation, the Company announced that 8,637,622 shares had been returned to the Company. The Company stated that it expected to file its Form 10-K for the year ended June 30, 2000, by mid-November. Also on October 16, 2000, Nasdaq staff informed the Company that its securities would be delisted from the The Nasdaq Stock market on October 25, 2000, because it had not timely filed its form 10-K, as required by NASD Rule 4310(c)(14). Staff also indicated that the facts surrounding the DataBank acquisition raised the public interest concerns pursuant to Rules 4300 and 4330(a)(3). Finally, staff noted that it had concerns regarding the validity of the shareholder approval obtained for the DataBank transaction, given that the underlying proxy statement did not disclose the related party involvement. Accordingly, staff also expressed concern that the Company may have violated Rule 4460(i)(l)(C), which requires shareholder approval of certain acquisitions. Staff requested additional information on these matters. On October 23, 2000, the Company requested a hearing, which staying the delisting.

         On October 27, 2000, the Company responded to the request for information. As part of that response, the Company submitted the "Summary and
Conclusions" section of the Report to the Special Committee of the Board of Directors of the Company (the "Investigative Report"). The Investigative Report explained that on December 18, 1998, "a number of individuals, which may have included Mr. Egide, then the Chairman and Chief Executive Officer of the Company, and/or persons or entities associated with or even representing him, executed an agreement to acquire 75% of the outstanding stock of DataBank ... in exchange for approximately $5.25 million in cash and $1 million in common stock of [the Company] transferred by a [Company] stockholder" (the "Initial Transaction"). Shortly thereafter, the Company and DataBank began discussions

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2 As described below,  the insiders  referenced deny such
interests and the Company has not uncovered any physical evidence to support the existence of such interests.
3 This trading halt remained in effect until the Company was delisted by the Panel in its December 18, 2000, decision, discussed below. The Company's last sale prior to the trading halt was at $2.90625.

concerning a combination of the companies and, on March 2, 1999, the Company entered into a letter of intent with DataBank and its principal stockholders providing for the acquisition of DataBank (the "DataBank Acquisition"). As described above, the DataBank Acquisition was consummated on October 5, 1999. The Investigative Report indicated that if Mr. Egide had participated in the Initial Transaction, he may have failed in his duty to present the opportunity to the Company and he may have failed to adequately disclose his involvement in the transaction. However, the Investigative Report indicated that it was unclear whether, as a matter of law, Mr. Egide had satisfactorily presented the DataBank opportunity to the Company prior to consummating the Initial Transaction. Furthermore, the Investigative Report also indicated that it was unclear whether Mr. Egide participated in the Initial Transaction and that while there was circumstantial evidence suggesting the likelihood that Mr. Egide did participate, there was no physical evidence that would prove he had participated. The Investigative Report concluded that it was possible that the Company had rights arising out of the possible involvement of Mr. Egide in the Initial Transaction and the subsequent sale of DataBank to the Company, but that establishing those rights would be difficult and the amount of any potential recovery was subject to considerable uncertainty. The Investigative Report also indicated that the settlement was favorable from the perspective of the Company and its stockholders.

         In addition, in the October 27, 2000, correspondence, the Company indicated that Company policy required the disclosure of any potential conflicts of interest in advance of the transaction and that it would "continue to vigorously enforce policies promoting full and fair disclosure to the Board of any interests in a corporate transaction by its officers and directors..." With respect to the adequacy of the proxy disclosure in connection with obtaining shareholder approval of the DataBank Acquisition, the Company stated that given the facts it discovered, it "would probably have included additional facts in its description of the transaction." However, the Company did not believe that the disclosure in the proxy statement was deficient in any material respect or that the shareholder vote on the acquisition was in any way affected. The Company noted that it believed the only relevant fact that had changed was that the number of shares issued had been reduced as a result of the settlement negotiations. Finally, the Company noted that it had notified the Securities and Exchange Commission of the issues and was voluntarily cooperating in an informal inquiry regarding the matter.

         On October 28, 2000, the Company provided a written submission to the Panel. The Company explained the background regarding the DataBank Acquisition. The Company also indicated that its Form 10-K was delayed as a result of the Investigation. Specifically, the Company's independent auditor stated that its audit would not be completed by the due date of the filing, in part because of a heightened level of scrutiny warranted by the Investigation and the turnover of key personnel. The Company noted that its audit was well underway, that the Investigation had been completed, and that a settlement had been reached with respect to the DataBank Acquisition. The Company stated that it expected to file the Form 10-K within one week of the hearing and to timely file the Form 10-Q for the period ended September 30, 2000. Accordingly, the Company believed that delisting was not an appropriated remedy for the delinquent filing. The Company also stated that public interest concerns did not exist because it took appropriate actions, including establishing a special committee of the board to investigate any improprieties that occurred in connection with the DataBank

Acquisition, obtaining the resignation of Mr. Egide as CEO and a director, and keeping the public and Nasdaq fully informed. The Company further indicated that the restatements that would be contained in its final, audited financial statements would not reflect any material adverse affect on the Company, and would as a result of the settlement, reflect a benefit for the Company's shareholders. Finally, the Company indicated that its board remained "staunchly in favor" of the DataBank Acquisition and did not believe the disclosure in the proxy statement was deficient in any material respect, or that the shareholder vote on the acquisition was in any way affected.

         On November 9, 2000, the Company appeared before the Panel. The Company reiterated that it expected to file its Form 10-K shortly, following final approval by its auditors. The Company also reviewed the history of the DataBank Acquisition and again indicated that it could not find any factual basis to support its belief that Mr. Egide had participated in the Initial Transaction. The Company explained that it paid shares out under the Earn-out Clause early because it was clear that DataBank would meet the performance criteria (which the Company stated it subsequently did), because it was able to negotiate a discounted payment, and because it believed the early payment would result in a favorable accounting treatment. The Company also explained that it did not obtain a fairness opinion in connection with the DataBank Acquisition because it had obtained audited financial statements from DataBank and did not want to delay the transaction.

         On November 20, 2000, the Company provided the full Investigative Report to the Panel. On November 27, 2000 the Company informed the Panel that it still intended to file its Form 10-K during that week. Thereafter, on December 1, 2000, the Company informed the Panel that its Form 10-K would be delayed because the auditor's opinion would contain a "going concern" qualification. The Company stated that it had asked the auditor to reconsider its decision to include this qualification. On December 7, 2000, the Company informed the Panel that it had filed its Form 10-K.4 The Company also indicated that it would file the Form 10-Q for the quarter ended September 30, 2000, on the following day, which it did.

         On December 8, 2000, the Panel requested additional information concerning: (1) the settlement agreement the Company reached in connection with the DataBank Acquisition: and (2) the SB acquisition5, and specifically whether shareholder approval was obtained for that acquisition. The Company replied on December 12, 2000, providing the requested information. In addition, the Company noted that the SB acquisition was specifically structured such that: "(1) the Company would acquire SB for shares of stock aggregating less that 20% of the Company's outstanding shares, but (2) additional shares would be issued to those persons if and when issuances were approved by shareholders in connection with the DataBank Acquisition."

         In a December 13, 2000, written submission to the Panel, the Company reiterated that it believed it had promptly taken appropriated actions after learning of suspicions relating to the DataBank transaction.

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4 The  auditor's  opinion  filed  did contain  a "going  concern" qualification.
5 In June 1999, the Company acquired all of the outstanding stock of SB, a credit card processing company, in exchange for 2,840,000 shares of the Company's common stock. Subsequently, in connection with the issuance of shares in the DataBank Acquisition, the shareholders of SB received an additional 4.26 million shares. According to the investigative Report, these shares were not issued at the time of the SB acquisition because the inclusion of these shares
would  have  exceeded  the  number  of  shares   permissibly   issuable  without
shareholder approval. Investigative Report at footnote 1 and 45.

         On December 15, 2000, the Panel issued its decision in this matter. The Panel found as follows:

         While the Panel acknowledged the Company's current compliance with the filling requirement and all other quantitative criteria for continued listing on the Nasdaq National Market, the Panel was of the opinion that the facts and circumstances surrounding the DataBank acquisition and the subsequent investigation raise serious public interest concerns meriting the immediate delisting the Company's securities from the The Nasdaq Stock Market.

         The Panel noted that the 75% stake in DataBank was acquired by a group of shareholders, for approximately $6,250,000, less than five weeks before the Company entered into a letter of intent to acquire DataBank for a purchase price which ultimately exceeded $196,000,000.6 Although the Panel acknowledged the Company's representations that it was unable to prove Mr. Egide's interest in any of the DataBank selling shareholders, the Panel was of the opinion that the Company's board ignored several clear signals that should have prompted it to conduct an investigation into any potential conflicts before consummation of the acquisition.

         Specifically, the Panel noted that the selling shareholders of DataBank included three of Mr. Egide's adult children, a trust in the name of Mr. Egide's deceased daughter, as well as several offshore trusts, the ownership of which remains unclear. Further, it appears Mr. Marshall, the founder of DataBank and the Company's current President, clearly knew, at least to an extent, of Mr. Egide's involvement in the first and second DataBank transactions. As the Report indicated, Mr. Marshall became aware at the time of the closing of the initial sale of the 75% interest in DataBank that he was not selling shares to the Company itself, but to individual investors who may have included Mr. Egide. Additionally, it appears that upon learning of the allegation that Mr. Egide may have been an interested party in the DataBank acquisition, the Company directed its settlement attempts to Mr. Egide as a point person for the DataBank selling shareholders and, as a result of those efforts, approximately 8,000,000 shares issued in connection with the acquisition were mysteriously returned to the Company.

         Mr. Marshall's role was of particular interest to the Panel due to the fact that he became the Company's President in July of 1999, just prior to the August mailing of the proxy statement seeking shareholder approval for the Company's acquisition of DataBank. As a result, the Panel was of the opinion that Mr. Marshall knew or should have known that the proxy statement was misleading because it did not disclose the related party elements of the transaction.

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6 The Panel noted  that,  based upon the initial  transaction,  the  approximate total value of DataBank at that time was $7,500,000.

         Several other aspects of the transaction also troubled the Panel. Specifically, the Panel noted that the Board determined to proceed with the acquisition without receipt of a fairness opinion due to its apparent concern "that the fairness opinion would postpone the closing date of the [DataBank Acquisition]," and given that it was "convinced that the opinion was unnecessary in any event, because we know much more about DataBank than we did when we first signed the letter of intent..." To that end, the Panel determined that, at that time, some members of the Board most certainly were aware that the purchase prices for the acquisition could exceed the purchase price paid in the first DataBank transaction by more than thirty-fold. Further, the Panel observed that the Board determined to accelerate the earnout provision within approximately three months of the acquisition's completion, thus entitling the DataBank selling shareholders to an additional 11,427,500 shares of Company stock, valued at $108,561,250, despite the fact that DataBank had not yet achieved the milestones required by the agreement.

         As a separate matter, the Panel noted that the Company failed to provide evidence that its shareholder specifically approved the acquisition of SB.com. Also, based upon the Company's own representations, the SB.com selling shareholders received in excess of 20% of the Company's pre-issuance total shares outstanding. Accordingly, the Panel determined that the Company violated Nasdaq Marketplace Rule 4350(i)(1)(C) by its failure to obtain shareholder approval for the acquisition of SB.com. The Panel did not render a determination as to whether the DataBank acquisition necessarily violated Nasdaq's shareholder approval rules; however, the Panel was of the opinion that the failure to disclose the apparent related party interest in the DataBank transaction certainly raises a question as to the validity of the shareholders' approval and, at the very least, constitutes a basis for public interest concerns.

         Finally, the Panel was unpersuaded that the Company has resolved all of the outstanding issues or that the departure of Mr. Egide should alleviate any concerns going forward. In rejecting this assertion, the Panel noted that Mr. Marshall played a central role in the transactions at issue and that several other individuals that served as officers and/or directors during the period in questions remain with the Company. Accordingly, based on the facts and circumstances in the entirety, the Panel determined that, in order to preserve and strengthen the quality of and public confidence in The Nasdaq Stock
         Market,  and in order to protect  the  integrity  of The  Nasdaq  Stock
         Market, prospective investors and the public interest, the Company's securities will be delisted from The Nasdaq Stock Market with the open of business Monday, December 18, 2000.7

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7 The Company's securities began trading on the Pink Sheets on December18, 2000, following the Panel's decision. The last sale on the Pink Sheets was at $0.54687 on that day

Listing and Hearing Review Council Proceedings

         On December 26, 2000, the Company requested that the Listing Council review the Panel's decision. The Company was provided an opportunity to supplement the record on review and did so on February 13, 2001. In that submission, the Company noted that subsequent to the Panel hearing, all persons who could have been potentially responsible for any improper action had resigned or been removed from the Company and that "no member of the Company's current board of directors or executive management was a director or executive officer of the Company at the time the DataBank transaction was presented and agreed upon." With respect to the SB acquisition, the Company stated that the additional shares issued to the SB shareholders in the DataBank Acquisition were "not in exchange for [SB], for by that time the Company already owned 100% of [SB]." The Company also stated that there was an agreement to which the Company was not a party where the former shareholders of DataBank agreed that the former shareholders of SB would receive additional shares of the Company, if and when shareholders approved the DataBank Acquisition. With respect to the shareholder approval of the DataBank Acquisition, the Company stated that all relevant information in the proxy was accurate and fully disclosed. Finally, the Company stated that it had adopted a policy that all conflicting interests of any officer or director in any proposed transaction must be fully and fairly disclosed to the board, that such individuals may not negotiate on behalf of the Company with respect to the proposed transaction, and that if the proposed transaction was to proceed, it must be approved by at lease a majority of the disinterested directors. The Company also reiterated that arguments made in earlier submissions as described above.8

Decision

         After a review of the record in this matter, the Listing Council affirms the decision of the Panel. In making this determination, the Listing Council agrees with the Panel that the SB acquisition required shareholder approval pursuant to Rule 4350(i)(1)(C). The Listing Council notes that Rule 4350(i)(1)(C) requires shareholder approval in connection with the acquisition of the stock or assets of another company if the number of shares of common stock that could potentially be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The Listing Council finds that in connection with the SB acquisition, the number of shares of common stock to be issued actually exceeded 20% of the number of shares outstanding before the issuance. In making this conclusion, the Listing Council notes that 2,840,000 shares were issued on June 4, 1999, and that the SB shareholders "agreed to defer [the issuance of an additional 4,260,000 shares] which they were entitled until the closing of the" DataBank Acquisition.9 The Listing Council finds that this type of deferral does not alleviate the requirement to seek shareholder approval as required by Rule 4350(i)(1)(C). Further, the Listing Council did not find credible the Company's claims that the 4,260,000 deferred shares were given to the former SB shareholders pursuant to an unwritten agreement between those shareholders and the former shareholders of DataBank and that the Company was not involved in

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8 The  Company's  submission  also  responded  to a  concern  raised  as to  the
Company's apparent failure to meet the requirements of NASD Rule 4350(e), which requires a minimum of two registered and active market makers. The Company identified two market makers who have filed Forms 211 with the NASD, indicating an intent to make a market in the Company's securities. As such, this was not a ground for the Listing Council's determination.
9 Footnote 7 of the Investigative Report (emphasis added). See also id. At footnote 45.

that transaction. In making this assessment, the Listing Council notes that the Company did not provide any explanation as to why the former shareholders of DataBank would agree to transfer shares to the SB shareholders. In any event, given that these shares were merely deferred and that the SB shareholders were entitled to these shares, when issued, as a result of the SB acquisition, the Listing Council find that those shares should count towards the number of shares potentially issuable in the transaction. Therefore, the Listing Council finds that at the time the Company entered into the SB acquisition, the Company could potentially have issued more that 20% of its shares outstanding and that the Panel was therefore correct in finding that the SB acquisition required shareholder approval. The Listing Council also finds that the Company has not provided any evidence that its shareholders approved the acquisition of SB. Furthermore, the Listing Council notes that the Company has not provided an adequate remedy for the failure to obtain shareholder approval for the SB acquisition. Accordingly, the failure to comply with the shareholder approval requirements of Rule 4350(i)(1)(C) serves as a separate basis to affirm the decision of the Panel.

         Furthermore, the Listing Council was concerned that the Company structured the SB acquisition in this manner with the apparent intent of circumventing Nasdaq's shareholder approval rules. The Listing Council finds that this intentional circumvention of Nasdaq's shareholder approval rules, which are designed to protect shareholders and give shareholders a voice in certain transactions, rises to the level of a public interest concern under NASD Rules 4300 and 4330(a)(3) meriting delisting. The Listing Council therefore affirms the decision of the Panel on that separate basis.

         As an independent ground for its decision, the Listing Council notes that it was also concerned that the Company knew, at a minimum, of Mr. Egide's roles as a facilitator in the Initial Transaction. In addition, the Company knew of the involvement of family members and acquaintances of Mr. Egide, regardless of whether Mr. Egide himself was involved. Moreover, the Company's President at the time it entered into definitive agreement to acquire DataBank was also a shareholder in and officer of DataBank. The Listing Council notes that there is no evidence in the record that this transaction was reviewed by the Company's audit committee or a comparable body prior to the DataBank Acquisition. In fact, the Listing Council notes that the only evidence in the record of any independent review of the transaction was the initial procurement of a fairness opinion, which was never completed. Accordingly, the Listing Council was concerned that their was no evidence that the Company undertook an independent review of the DataBank Acquisition. The Listing Council finds that the failure to undertake an independent review in light of such potential conflicts of interest would raise public interest concerns under Rule 4300 and 4330(a)(3) meriting delisting.10

         In addition, the Listing Council considered the Company's claims that all members of the Company's board of directors and executive management at the time of the DataBank transaction are no longer associated with the Company. Notwithstanding this claim, however, the Listing Council notes that the Company indicated in a February 13, 2000, press release that certain former directors

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10 While not a basis for its decision,  the Listing Council also notes that NASD
Rule 4350(h) requires that a company "shall utilize the company's audit committee or a comparable body of the board of directors for the review of potential conflict of interest situations where appropriate." There was no evidence in the record that such a review occurred.

and officers, including some involved in the DataBank Acquisition, "will be available as needed, on a consulting basis" to the Company. Based on this statement, the Listing Council was unclear as to what continued involvement these individuals would have with the Company. As described above, the Listing Council has found that while under these individuals leadership, the Company failed to comply with Rules 4350(i), 4300 and 4330(a)(3). Accordingly, the Listing Council is concerned about the potential for continued involvement of these individuals with the Company and finds that these circumstances also rise to the level of a public interest concern under Rules4300 and 4330(a)(3) meriting delisting.

         Finally, the Listing Council notes that insufficient time has passed to assess whether the remedial measures that the Company represented have been adopted relating to potential conflict situations are adequate to prevent future failures to adhere to Nasdaq rules. In fact, the Company's newly appointed directors have not yet been reviewed and approved by the Company's shareholders. Nor has the Company undergone an annual audit by its independent auditor since changing directors and management and representing that remedial measures have been adopted. Therefore, on these facts, the Listing Council finds that the Company has not adequately established that these failures to comply with Nasdaq's rules could not recur and that no other internal control deficiencies exist and affirms the decision of the Panel on these separate grounds.11

         Based on the foregoing, the Listing Council affirms the decision of the Panel to delist the Company from The Nasdaq Stock Market.12

                     On Behalf of the Nasdaq Listing and Hearing Review Council,


                     By: /s/ Robert E. Aber
                     ----------------------
                             Robert E. Aber, Senior Vice President,
                             Regulation and Controls
---------------

11 The Listing Council also notes that the Company does not currently meet the bid price requirement of NASD Rules 4310(c)(4) and 4450(a)(5). In fact, at the time of the Listing Council's consideration of this matter on March 22, 2001, the Company's last sale price was $0.40. Accordingly, while this failure does not serve as a basis for the Listing Council's decision because the Company has not been provided the applicable grace periods to regain compliance, the Listing Council finds that the Company would need to demonstrate the ability to achieve and maintain compliance with this requirement prior to being relisted on the Nasdaq Stock Market.
12 The Listing Council's determinations are limited as expressly set forth in this decision. In addition, this decision is based solely upon the facts and circumstances of this matter and should not be interpreted as precedent.

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